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                                                                      Exhibit 15


To Northeast Utilities:


We are aware that Northeast Utilities has incorporated by reference in this Registration Statement its Form 10-Qs for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, which includes our reports dated May 10, 2000, August 9, 2000 and November 9, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                 /s/  Arthur Andersen LLP



Hartford, Connecticut
February 5, 2001